[Form of Support/Voting Agreement]




                                       August 26, 1995


         Cardinal Health, Inc.
         655 Metro Place South
         Suite 925
         Dublin, Ohio  43017

                   Re:  Support/Voting Agreement

         Dear Sirs:

                   The undersigned understands that Cardinal Health, Inc. ("Cardinal"), Arch Merger Corp., a wholly owned subsid-iary of Cardinal ("Subcorp"), and Medicine Shoppe Interna-tional, Inc. ("MSI") are entering into an Agreement and Plan of Merger dated the date hereof (the "Agreement") providing for, among other things, a merger between Subcorp and MSI (the "Merger"), in which all of the outstanding shares of capital stock of MSI will be exchanged for shares of common stock, without par value, of Cardinal.

                   The undersigned is a stockholder of MSI (the
         "Stockholder") and is entering into this letter agreement to induce you to enter into the Agreement and to consummate the transactions contemplated thereby.

                   The Stockholder confirms its agreement with you as follows:

                   1. The Stockholder represents, warrants and agrees that Schedule I annexed hereto sets forth the shares of the capital stock of MSI of which the Stockholder is the record or beneficial owner (the "Shares") and that the Stockholder is on the date hereof the lawful owner of the number of Shares set forth in Schedule I, free and clear of all liens, charges, encumbrances, voting agreements and commitments of every kind, except as disclosed in Schedule I. Except as set forth in Schedule I, the Stockholder does not own or hold any rights to acquire any additional shares of the capital stock of MSI (by exercise of stock options or otherwise) or any in-terest therein or any voting rights with respect to any ad-ditional shares.

                   2. The Stockholder agrees that it will not, and will not permit any company, trust or other entity controlled by the Stockholder to, contract to sell, sell or otherwise transfer or dispose of any of the Shares or any interest








         therein or securities convertible thereinto or any voting rights with respect thereto, other than (i) pursuant to the Merger or (ii) with your prior written consent.

                   3. The Stockholder agrees to, and will cause any company, trust or other entity controlled by the Stockholder to, cooperate fully with you in connection with the Agreement and the transactions contemplated thereby. The Stockholder agrees that it will not, and will not permit any such com-pany, trust or other entity to, directly or indirectly (in-cluding through its officers, directors, employees or other representatives) solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other busi-ness combination involving MSI, or acquisition of any capital stock or any material portion of the assets (except for ac-quisitions of assets in the ordinary course of business con-sistent with past practice) of MSI, or any combination of the foregoing (a "Competing Transaction"), or negotiate, explore or otherwise engage in discussions with any person (other than Cardinal, Subcorp or their respective directors, offic-ers, employees, agents and representatives) with respect to any Competing Transaction or enter into any agreement, ar-rangement or understanding with respect to any Competing Transaction or agree to or otherwise assist in the effectua-tion of any Competing Transaction; provided, however, that nothing herein shall prevent the Stockholder from taking any action or omitting to take any action as a member of the Board of Directors of MSI to the extent permitted by Section 5.3(d) of the Agreement.

                   4. The Stockholder agrees that all of the Shares beneficially owned by the Stockholder, or over which the Stockholder has voting power or control, directly or indi-rectly (including any common shares of MSI acquired after the date hereof), at the record date for any meeting of stock-holders of MSI called to consider and vote to approve the Merger and the Agreement and/or the transactions contemplated thereby will be voted by the Stockholder in favor thereof and that Stockholder will not vote such Shares in favor of any Competing Transaction.

                   5. The Stockholder has all necessary power and authority to enter into this letter agreement. This agree-ment is the legal, valid and binding agreement of the Stock-holder, and is enforceable against the Stockholder in ac-cordance with its terms.


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                   6.   The Stockholder agrees that damages are an in-
         adequate remedy for the breach by Stockholder of any term or condition of this letter agreement and that you shall be en-titled to a temporary restraining order and preliminary and permanent injunctive relief in order to enforce our agree-ments herein.

                   This letter agreement may be terminated at the op-tion of any party at any time after the earlier of (i) ter-mination of the Agreement and (ii) the Effective Time (as de-fined in the Agreement). Please confirm that the foregoing correctly states the understanding between us by signing and returning to me a counterpart hereof.

                                       Very truly yours,



                                       By:  _______________________
                                            Stockholder
         Confirmed on the date
         first above written.

         Cardinal Health, Inc.



         By:  ___________________________




















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